FOR IMMEDIATE RELEASE
May 4, 2011

For further information contact:
Eric B. Heyer
Senior Vice President and Chief Financial Officer
Kearny Financial Corp.
(973) 244-4024

KEARNY FINANCIAL CORP.
REPORTS THIRD QUARTER 2011 OPERATING RESULTS

Fairfield, New Jersey, May 4, 2011 – Kearny Financial Corp. (NASDAQ GS: KRNY) (the “Company”), the holding company of Kearny Federal Savings Bank (the “Bank”), today reported net income for the quarter ended March 31, 2011 of $2,688,000, or $0.04 per diluted share.

The results represent an increase of $2,693,000 compared to a net loss of $5,000, or $0.00 per diluted share, for the quarter ended December 31, 2010. The increase in net income between linked quarters was primarily attributable to a decrease in merger-related expenses attributable to the Company’s acquisition of Central Jersey Bancorp (“Central Jersey”) and its wholly owned subsidiary, Central Jersey Bank, National Association (“Central Jersey Bank”) which was completed on November 30, 2010.  The Company is operating the offices acquired from Central Jersey under the name "Central Jersey Bank, a Division of Kearny Federal Savings Bank" (“CJB Division”).

The Company accounted for the transaction using applicable accounting guidance regarding business combinations resulting in the recognition of pre-tax merger-related expenses totaling $3.1 million during the three months ended December 31, 2010.  Net income for the prior quarter ended December 31, 2010 was adversely impacted by approximately $2.2 million or $0.03 per diluted share due to the recognition of merger-related expenses.  By comparison, merger-related expenses totaled $225,000 for the current quarter ended March 31, 2011 which had a negligible impact on the reported earnings per diluted share.

The comparative increase in net income between linked periods also reflected increases in net interest income and noninterest income that were partially offset by comparative increases in other categories of noninterest expense.  In large part, these other variances were primarily attributable to the ongoing operation of the CJB Division for the full three months of quarter ended March 31, 2011.  By comparison, the Company owned and operated the CJB Division for only the final month of the earlier comparative quarter ended December 31, 2010.

The change in net income also reflected an increase in provision for loan loss between linked quarters primarily reflecting changes in the Company’s methodology for calculating impairments attributable to nonperforming loans.  In total, these factors resulted in an overall increase in pre-tax income and the provision for income taxes.

Kearny Federal Savings Bank operates from its administrative headquarters in Fairfield, New Jersey, and 40 retail branch offices located in Bergen, Hudson, Passaic, Morris, Middlesex, Essex, Union, Monmouth and Ocean Counties, New Jersey.  At March 31, 2011, Kearny Financial Corp. had total assets of $2.89 billion which included net loans receivable of $1.28 billion and total investment securities, including mortgage-backed and non-mortgage-backed securities, of $1.20 billion.  As of that same date, deposits and borrowings totaled $2.14 billion and $254.9 million, respectively, while stockholders’ equity totaled $479.3 million or 16.6% of total assets.

The following is a discussion of the Company’s financial results for the quarter ended March 31, 2011 in comparison to those for the prior linked quarter ended December 31, 2010.  Comparative statement of condition information for June 30, 2010 and statement of operations information for the three month and nine month periods ended March 31, 2010 are presented in tabular form in the Financial Highlights section at the end of this discussion.

Net Interest Income

Net interest income during the quarter ended March 31, 2011 was $18.5 million, an increase of $2.6 million compared to net interest income of $15.9 million during the quarter ended December 31, 2010.  For those same comparative periods, the Company’s net interest margin increased by 10 basis points to 2.81% from 2.71%.

The increase in net interest income between linked quarters resulted from an increase in interest income coupled with a concurrent decrease in interest expense.  The increase in interest income between linked periods was primarily attributable to a $288.9 million increase in the average balance of interest-earning assets to $2.63 billion for the quarter ended March 31, 2011 from $2.35 billion for the quarter ended December 31, 2010.  Average balance increases were reflected across most categories of interest-earning assets including loans receivable, non-mortgage-backed securities and other interest-earning assets.  The increases in the average balance of these categories were partially offset by a decline in the average balance of mortgage-backed securities.

The impact on interest income from the increase in the average balance of interest-earning assets was partially offset by a nine basis point decline in their average yield which decreased to 4.01% for the quarter ended March 31, 2011 from 4.10% for the quarter ended December 31, 2010.  The decline in average yield was reflected across all categories of interest-earning assets including loans receivable, mortgage-backed securities, non-mortgage-backed securities and other interest-earning assets.

As noted, the increase in net interest income attributable to the increase in interest income between linked quarters was augmented by a decrease in interest expense between the same comparative periods.  The decrease in interest expense between linked quarters was primarily attributable to a decline in the average cost of interest-bearing liabilities which decreased 22 basis points to 1.41% for the quarter ended March 31, 2011 from 1.63% for the quarter ended December 31, 2010.  The reduction in average cost reflected declines across most categories of interest-bearing deposits including interest-bearing checking, savings accounts and certificates of deposit.  For those same comparative periods the cost of FHLB borrowings increased by six basis points to 3.67% from 3.61% while the cost of other borrowings, comprised primarily of depositor sweep accounts, declined four basis points to 1.04% from 1.08%.

The impact on interest expense from the decline in the cost of interest-bearing liabilities was partially offset by an increase in their average balance between linked quarters.  The average balance of interest-bearing liabilities increased by $255.9 million to $2.26 billion for the quarter ended March 31, 2011 from $2.00 billion for the quarter ended December 31, 2010.  Increases in average balances were reflected across most categories of interest-bearing liabilities including interest-bearing checking, savings accounts, certificates of deposit and depositor sweep accounts.  These increases were partially offset by a decline in the average balance of FHLB borrowings.

Overall, the comparative increases in the average balances of interest-earning assets and interest- bearing liabilities were largely attributable to the acquisition of Central Jersey.  As seen above, the incremental impact on interest-earning asset yields and interest-bearing liability costs reflect their acquisition at fair value resulting in the ongoing recognition of interest income and interest expense yields and costs that reflect the historically low interest rates prevalent in the marketplace at the time of acquisition.

Provision for Loan Losses

The provision for loan losses totaled $1.4 million during the quarter ended March 31, 2011 compared to a provision of $876,000 for the linked quarter ended December 31, 2010.  The provision in the current period reflected changes in the Company’s methodology for measuring the impairment associated with collateral dependent loans.  In measuring the impairment associated with such loans, the fair value of the real estate collateralizing the loan is generally used as a measurement proxy for that of the impaired loan itself as a practical expedient.  Such values are generally determined based upon a discounted market value obtained through an automated valuation module or prepared by a qualified, independent real estate appraiser.

As supported by accounting and regulatory guidance, the Company has traditionally reduced the fair value of the collateral by estimated selling costs, such as real estate brokerage commissions, to measure impairment when such costs are expected to reduce the cash flows available to repay the loan.  During the current quarter, the Company expanded the scope of such costs to also include, where applicable, estimated foreclosure and repossession costs, collateral carrying costs such as real estate taxes and insurance, and various title transfer and insurance fees.

The Company estimates that consideration of these additional estimated costs in its allowance for loan loss calculation methodology increased the provision for loan losses recognized during the quarter ended March 31, 2011 by approximately $1.1 million.  While the revised methodology was applied to all impaired, collateral dependent loans, the increases in estimated impairments and resulting additions to specific valuation allowances were largely attributable to the impaired residential mortgage loans originally acquired from Countrywide Home Loans, Inc.  Such loans continue to be serviced by their acquirer, Bank of America through its subsidiary, BAC Home Loans Servicing, LP. where the collections and foreclosure processes have been subjected to extended delays.

In addition to the increases noted above, the provision also reflected net increases to balances of general valuation allowances attributable to the application of historical and environmental loss factors to the remaining non-impaired portion of the loan portfolio in accordance with the Company’s allowance for loan loss calculation methodology.

Non-interest Income

Non-interest income attributed to fees, service charges and other non-interest income increased by $311,000 to $1.1 million for the quarter ended March 31, 2011 from $774,000 during the quarter ended December 31, 2010.  The increase in non-interest income between linked quarters reflected increases in both loan-related and deposit-related fee income as well as increases in income from bank owned life insurance and ATM and safe deposit services which were largely attributable to the acquisition of Central Jersey and the recognition of non-interest income originating through the CJB Division.  These increases were augmented by a $22,000 increase in the gain on sale of loans originated through the CJB Division.  The Company also recognized an increase in non-interest income attributable to its REO-related operating and sale activities.

Partially offsetting the noted increases in noninterest income was a $28,000 loss on sale of securities attributable to the sale of a small portion of non-agency collateralized mortgage obligations whose credit ratings had deteriorated below investment grade.

Non-interest Expense

Non-interest expense decreased by $933,000 to $14.5 million for the quarter ended March 31, 2011 from $15.4 million for the quarter ended December 31, 2010.  The decrease reflected a $2.9 million reduction in merger-related expenses to $225,000 from $3.1 million for the same comparative periods.  The residual merger-related costs recognized during the current period included legal, audit and accounting and other professional and service provider fees.

The noted decrease in merger-related expenses was partially offset by increases in most other categories of non-interest expenses, including salaries and employee benefits, occupancy expense, equipment and systems expense, federal deposit insurance premium expense and other miscellaneous expenses.  Such increases were largely attributable to the ongoing operation of the CJB Division for the full quarter ended March 31, 2011 compared to the earlier linked quarter when such expenses were only recognized during the final month of the quarter.

Provision for Income Taxes

The provision for income taxes increased by $625,000 to $998,000 for the quarter ended March 31, 2011 compared to $373,000 for the quarter ended December 31, 2010.  The variance in income taxes between comparative quarters was attributable, in part, to the underlying differences in pre-tax income as well as the non-deductibility of certain merger-related expenses recognized during the earlier comparative period and other adjustments to estimated accruals.

Cash and Cash Equivalents

Cash and cash equivalents, which consist primarily of interest-earning deposits in other banks, increased by $77.9 million to $208.3 million at March 31, 2011 from $130.3 million at December 31, 2010.  The change in the balance of short term, liquid assets largely reflects the cash flows resulting from the net declines in the outstanding balance of loans receivable and non-mortgage-backed securities coupled with an increase in the overall balance of deposits.  These incoming sources of cash were partially deployed through the net increase in the outstanding balance of mortgage-backed securities.

In accordance with the overall goals of its strategic business plan, the Company may, at times, defer the reinvestment of excess liquidity into the investment portfolio in favor of retaining comparatively higher average balances of short term, liquid assets as a funding source for future loan originations.  Toward that end, the Bank’s pipeline of “in process” loans has generally increased compared to one year earlier due largely to the acquisition of Central Jersey and the continued expansion of the Bank’s commercial loan origination staff separate from that acquisition.

 Management will continue to monitor the opportunity cost to near term earnings resulting from the accumulation of short term, liquid assets in relation to the expected need for such liquidity to fund the Company’s strategic initiatives including the expected increase in loan origination volume resulting from the ongoing operation of the CJB Division.  The Company may continue to redeploy a portion of its liquidity into higher yielding investments based upon the timing and relative success of those initiatives.

Loans Receivable

The outstanding balance of loans receivable at March 31, 2011, excluding deferred fees and costs and the allowance for loan losses, declined by $30.1 million to $1.29 billion compared to $1.32 billion at December 31, 2010.  The overall decrease in the loan portfolio during the current quarter included net declines in the balance of one-to-four family mortgage loans, comprising residential first mortgages, home equity loans and home equity lines of credit, of $23.3 million and a net decrease in the balance of construction loans of $6.4 million.  For the same comparative periods, the aggregate balance of commercial loans, including non-residential mortgages, multi-family mortgages and commercial business loans, decreased $666,000 while the aggregate balance of consumer and other loans increased $170,000.

In general, the aggregate decline in the loan portfolio for the quarter ended March 31, 2011 reflects the continuing diminished level of loan demand resulting from a weak economy and declining real estate values exacerbated by aggressive pricing for certain loan products that are available in the marketplace to a reduced number of qualified borrowers.

At March 31, 2011, the Company’s non-performing assets totaled $43.0 million or 1.49% of total assets and comprised 105 nonperforming loans totaling $41.5 million, or 3.22% of total loans, plus five REO properties totaling $1.5 million.  By comparison, at December 31, 2010 non-performing assets totaled $37.5 million or 1.30% of total assets and comprised 93 nonperforming loans totaling $35.9 million, or 2.72% of total loans, plus four REO properties totaling $1.6 million.

The reported increase in nonperforming loans between linked periods included the addition of one $4.0 million secured interest-only commercial business loan that was 90 days past maturity at March 31, 2011.  The loan continued to make interest payments at the contractual rate from its original maturity date of January 1, 2011 through March 31, 2011 and was refinanced into a fully amortizing loan at current market terms effective April 1, 2011 at which time the loan returned to performing status.

Mortgage-backed and Non-mortgage-backed Securities

The aggregate balance of mortgage-backed securities, which are predominantly government agency pass-through certificates and collateralized mortgage obligations, increased by $73.3 million to $937.6 million at March 31, 2011 from $864.3 million at December 31, 2010.  The net increase reflected security purchases totaling $134.1 million that were partially offset by principal repayments, net of premium and discount amortization and accretion, totaling approximately $60.6 million and a decline in the unrealized gain within the available for sale portion of the portfolio of $216,000 to $16.8 million at March 31, 2011 from $17.0 million at December 31, 2010.

 The aggregate balance of non-mortgage backed securities decreased by $104.2 million to $258.2 million at March 31, 2011 from $362.4 million at December 31, 2010.  The net decrease reflected principal repayments and maturities totaling $104.8 million for the quarter ended December 31, 2010 that were partially offset by a decrease in the unrealized loss of the available for sale non-mortgage-backed securities of $562,000 to $1.0 million at March 31, 2011 from $1.6 million at December 31, 2010.

Other Assets

The aggregate balance of other assets, including premises and equipment, Federal Home Loan Bank stock, interest receivable, goodwill, bank owned life insurance, deferred income taxes and other miscellaneous assets, decreased by $3.5 million to $211.2 million at March 31, 2011 from $214.7 million at December 31, 2010.  Individually, the balance of goodwill remained unchanged during the current quarter while the balance of bank owned life insurance increased in accordance with the growth in the cash surrender value of the underlying polices.  The balances of the remaining categories of other assets declined during the quarter reflecting the normal fluctuations in the balances of such assets.

Deposits

Deposits increased $9.6 million to $2.14 billion at March 31, 2011 from $2.13 billion at December 31, 2010 reflecting increases in non-interest bearing and interest-bearing deposits of $1.9 million and $7.7 million, respectively.  The increase in interest-bearing deposits included increases in savings accounts and certificates of deposit totaling $6.2 million and $8.2 million, respectively, that were partially offset by a decline in the balance of interest-bearing checking accounts of $6.7 million.

Borrowings

The Company reported a net decrease in borrowings of $272,000 to $254.9 million at March 31, 2011 from $255.2 million at December 31, 2010.  The reported decrease reflected the repayment of a maturing advance from the Federal Home Loan Bank of New York totaling $10.0 million that was substantially offset by a $9.8 million increase in the balance of outstanding overnight “sweep account” balances linked to customer demand deposits.  The balance of borrowings also included outstanding subordinated debt totaling $5.2 million relating to the Central Jersey’s prior issuance of trust preferred securities which remained outstanding at March 31, 2011.  In April 2011, the Company paid off the subordinated debt at par by calling the trust preferred securities in accordance with the terms of the securities agreements.

Stockholders’ Equity and Capital Management

During the quarter ended March 31, 2011, stockholders’ equity increased $2.5 million to $479.3 million from $476.8 million at December 31, 2010.  The increase was largely attributable to net income of $2.7 million for the current quarter that was partially offset by the payment of an $808,000 cash dividend to minority shareholders.  The increase in stockholders’ equity also reflected an increase in accumulated other comprehensive income resulting primarily from increases in the unrealized gain on the available for sale securities portfolios as well as a reduction of unearned ESOP shares for plan shares earned during the period.

At March 31, 2011, the Company’s total equity to asset ratio was 16.6% while the equity to assets ratio of the Bank was 15.7%.  As of that same date, the Bank’s ratio of tangible equity to tangible assets was 12.1% while its Tier 1 (Core) Capital and Total (Risk-based) Capital to risk-weighted assets ratios were 24.7% and 25.1%, respectively, far in excess of the 6.0% and 10.0% levels, respectively, required by the Office of Thrift Supervision to be classified “well-capitalized” under regulatory guidelines.

Statements contained in this news release that are not historical facts are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors, which include, but are not limited to factors discussed in documents filed by Kearny Financial Corp. with the Securities and Exchange Commission from time to time.  The Company does not undertake and specifically disclaims any obligation to update any forward-looking statement, whether written or oral, that may be made from time to time by or on behalf of the Company.

KEARNY FINANCIAL CORP.
FINANCIAL HIGHLIGHTS
(Dollars in Thousands, Except Per Share Data, Unaudited)
	At
	March 31,	December 31,	June 30,
	2011	2010	2010
Selected Balance Sheet Data:
Cash and cash equivalents	$208,256	$130,328	$181,422

Securities available for sale	100,457	125,569	29,497
Securities held to maturity	157,733	236,870	255,000
Non-mortgage-backed securities	258,190	362,439	284,497

Loans receivable	1,289,277	1,319,354	1,013,713
Allowance for loan losses	(10,661)	(9,931)	(8,561)
Net loans receivable	1,278,616	1,309,423	1,005,152

Mortgage-backed securities available for sale	936,228	862,769	703,455
Mortgage-backed securities held to maturity	1,398	1,533	1,700
Mortgage-backed securities	937,626	864,302	705,155

Premises & equipment	39,499	39,630	34,989
Federal Home Loan Bank stock	13,611	14,062	12,867
Goodwill	108,543	108,543	82,263
Bank owned life insurance	24,290	24,099	19,833
Other assets	25,297	28,369	13,635
Total assets	$2,893,928	$2,881,195	$2,339,813

Non-interest bearing deposits	$133,106	$131,220	$53,709
Interest-bearing deposits	2,007,822	2,000,151	1,569,853
Deposits	2,140,928	2,131,371	1,623,562

Federal Home Loan Bank advances	211,518	221,574	210,000
Other borrowings	43,412	33,628	0
Borrowings	254,930	255,202	210,000

Other liabilities	18,803	17,802	20,325
Total liabilities	2,414,661	2,404,375	1,853,887

Stockholders' equity	479,267	476,820	485,926
Total liabilities & stockholders' equity	$2,893,928	$2,881,195	$2,339,813

Consolidated Capital Ratios:
Equity to assets at period end	16.56%	16.55%	20.77%
Tangible equity to tangible assets at period end (1)	13.03%	13.00%	17.36%

Share Data:
Outstanding shares (in thousands)	67,975	67,975	68,344
Closing price as reported by NASDAQ	$10.03	$8.60	$9.16
Equity per share	$7.05	$7.01	$7.11
Tangible equity per share (1)	$5.32	$5.29	$5.66

Asset Quality Ratios:
Non-performing loans to total loans	3.22%	2.72%	2.13%
Non-performing assets to total assets	1.49%	1.30%	0.93%
Allowance for loan losses to total loans	0.83%	0.75%	0.84%
Allowance for loan losses to non-performing loans	25.71%	27.68%	39.70%
(1) Tangible equity equals total stockholders' equity reduced by goodwill, core deposit intangible assets and accumulated other comprehensive income.

KEARNY FINANCIAL CORP.
FINANCIAL HIGHLIGHTS
(Dollars in Thousands, Except Per Share Data, Unaudited)
	For the Three Months Ended			For the Nine Months Ended
	March 31,	December 31,	March 31,	March 31,	March 31,
	2011	2010	2010	2011	2010
Summary of Operations:
Interest income on:
Loans receivable	$7,416	$14,878	$14,450	$46,095	$44,068
Mortgage-backed securities	7,114	7,297	7,475	21,809	23,393
Non-mortgage-backed securities	1,622	1,617	1,143	4,804	1,973
Other interest-earning assets	275	241	216	695	661
Total interest-earning assets	26,427	24,033	23,284	73,403	70,095

Interest expense on:
Interest-bearing checking	959	799	568	2,533	1,582
Savings and clubs	472	509	808	1,711	2,407
Certificates of deposit	4,451	4,707	5,112	13,976	17,515
Total interest-bearing deposits	5,882	6,015	6,488	18,220	21,504
Federal Home Loan Bank advances	1,954	2,110	2,030	6,139	6,180
Other borrowings	102	36	0	138	0
Total borrowings	2,056	2,146	2,030	6,277	6,180
Total interest-bearing liabilities	7,938	8,161	8,518	24,497	27,684

Net interest income	18,489	15,872	14,766	48,906	42,411
Provision for loan losses	1,391	876	891	3,518	2,354
Net interest income after loan loss provision	17,098	14,996	13,875	45,388	40,057

Fees & service charges	613	427	344	1,382	1,072
Gain/(loss) on securities, including other-than-temporary impairment	(28)	0	(53)	(28)	(206)
Other non-interest income	472	347	219	1,108	679
Total non-interest income	1,057	774	510	2,462	1,545

Salaries and employee benefits	8,082	7,397	6,777	22,432	20,121
Net occupancy expense of premises	1,836	1,152	1,165	4,037	3,170
Equipment and systems	1,693	1,385	1,094	4,255	3,283
Advertising and marketing	252	270	211	768	651
Federal deposit insurance premium	861	517	367	1,825	917
Directors' compensation	174	250	559	982	1,655
Merger-related expenses	225	3,150	0	3,415	0
Miscellaneous expense	1,346	1,281	1,024	3,801	3,588
Total non-interest expense	14,469	15,402	11,197	41,515	33,385

Income before taxes	3,686	368	3,188	6,335	8,217
Provision for income taxes	998	373	1,324	2,317	3,417
Net income (loss)	$2,688	$(5)	$1,864	$4,018	$4,800

Per Share Data:
Net income per share - basic	$0.04	$0.00	$0.03	$0.06	$0.07
Net income per share - diluted	$0.04	$0.00	$0.03	$0.06	$0.07
Weighted average number of common shares
outstanding - basic (in thousands)	67,054	67,042	67,875	67,105	67,989
Weighted average number of common shares
outstanding - diluted (in thousands)	67,054	67,042	67,875	67,105	67,989
Cash dividends per share (1)	$0.05	$0.05	$0.05	$0.15	$0.15
Dividend payout ratio (2)	30.0%	NM	45.2%	60.1%	59.1%
(1) Represents dividends declared per common share.
(2) Represents dividends declared, excluding dividends waived by Kearny MHC, divided by net income.

KEARNY FINANCIAL CORP.
FINANCIAL HIGHLIGHTS
(Dollars in Thousands, Except Per Share Data, Unaudited)
	For the Three Months Ended			For the Nine Months Ended
	March 31,	December 31,	March 31,	March 31,	March 31,
	2011	2010	2010	2011	2010
Average Balances:
Loans receivable	$1,304,071	$1,102,549	$1,018,748	$1,137,683	$1,037,703
Mortgage-backed securities	846,869	853,207	689,092	812,237	683,608
Non-mortgage-backed securities	336,817	303,297	160,058	305,036	87,408
Other interest-earning assets	146,410	86,199	155,010	115,835	170,664
Total interest-earning assets	2,634,167	2,345,252	2,022,908	2,370,791	1,979,383
Non-interest-earning assets	252,684	239,538	194,958	237,318	206,370
Total assets	$2,886,851	$2,584,790	$2,217,866	$2,608,109	$2,185,753

Interest-bearing checking	$449,132	$343,906	$200,596	$355,597	$185,745
Savings and clubs	394,413	356,405	319,202	362,370	311,102
Certificates of deposit	1,160,086	1,052,049	935,664	1,062,957	926,337
Total interest-bearing deposits	2,003,631	1,752,360	1,455,462	1,780,924	1,423,184
Federal Home Loan Bank advances	212,772	234,013	210,000	218,973	210,000
Other borrowings	39,188	13,361	0	17,498	0
Total borrowings	251,960	247,374	210,000	236,471	210,000
Total interest-bearing liabilities	2,255,591	1,999,734	1,665,462	2,017,395	1,633,184
Non-interest-bearing liabilities	154,469	102,412	72,319	109,334	73,606
Total liabilities	2,410,060	2,102,146	1,737,781	2,126,729	1,706,790
Stockholders' equity	476,791	482,644	480,085	481,380	478,963
Total liabilities and stockholders' equity	$2,886,851	$2,584,790	$2,217,866	$2,608,109	$2,185,753

Average interest-earning assets to average
interest-bearing liabilities	116.78%	117.28%	121.46%	117.52%	121.20%

KEARNY FINANCIAL CORP.
FINANCIAL HIGHLIGHTS

	For the Three Months Ended			For the Nine Months Ended
	March 31,	December 31,	March 31,	March 31,	March 31,
	2011	2010	2010	2011	2010
Performance ratios:
Yield on average:
Loans receivable	5.34%	5.40%	5.67%	5.40%	5.66%
Mortgage-backed securities	3.36%	3.42%	4.34%	3.58%	4.56%
Non-mortgage-backed securities	1.93%	2.13%	2.86%	2.10%	3.01%
Other interest-earning assets	0.75%	1.12%	0.56%	0.80%	0.52%
Total interest-earning assets	4.01%	4.10%	4.60%	4.13%	4.72%

Cost of average:
Interest-bearing checking	0.85%	0.93%	1.13%	0.95%	1.14%
Savings and clubs	0.48%	0.57%	1.01%	0.63%	1.03%
Certificates of deposit	1.53%	1.79%	2.19%	1.75%	2.52%
Interest-bearing deposits	1.17%	1.37%	1.78%	1.36%	2.01%
Federal Home Loan Bank advances	3.67%	3.61%	3.87%	3.74%	3.92%
Other borrowings	1.04%	1.08%	0.00%	1.05%	0.00%
Total borrowings	3.26%	3.47%	3.87%	3.54%	3.92%
Total interest-bearing liabilities	1.41%	1.63%	2.05%	1.62%	2.26%

Net interest rate spread (1)	2.60%	2.47%	2.55%	2.51%	2.46%
Net interest margin (2)	2.81%	2.71%	2.92%	2.75%	2.86%

Non-interest income to average assets	0.15%	0.12%	0.09%	0.13%	0.09%
Non-interest expense to average assets	2.00%	2.38%	2.02%	2.12%	2.04%

Efficiency ratio	74.03%	92.53%	73.30%	80.82%	75.95%

Return on average assets	0.37%	0.00%	0.34%	0.21%	0.29%
Return on average equity	2.26%	0.00%	1.55%	1.11%	1.34%
(1) Interest income divided by average interest-earning assets less interest expense divided by average interest-bearing liabilities.
(2) Net interest income divided by average interest-earning assets.